***FOR IMMEDIATE RELEASE***

FOR:  ZIONS BANCORPORATION
One South Main Street
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer
Contact: James Abbott
Tel: (801) 844-7637

ZIONS BANCORPORATION ANNOUNCES THE RESULTS OF ITS SALE OF
A PORTION OF ITS CDO PORTFOLIO

SALT LAKE CITY, February 12, 2014 –Zions Bancorporation (NASDAQ: ZION) announced today the successful completion of the sale of collateralized debt obligation securities (“CDOs”) that it identified for sale as of December 31, 2013.  Zions previously announced financial results for the fourth quarter of 2013 that included a $142 million, pre-tax, impairment charge on its CDOs.  Substantially all of this charge, or $137 million, resulted from impairing to their estimated fair values CDOs that the Company intended to sell. The sales included many of the CDOs that the Company had determined would still be prohibited investments under the January 14, 2014, Interim Final Rule (“IFR”), relating to the treatment of CDOs comprised primarily of bank trust preferred securities.

The sales also included other CDOs that were sold for risk management purposes.  Under the severely adverse scenarios used in Zions’ CCAR 2014 stress test and capital planning, the securities sold would have contributed disproportionately to hypothetical projected losses.  As a result of the impact of IFR and of the planned and successful sales of these securities, Zions has notified the Federal Reserve of its intent to re-submit its Capital Plan, as required by the Capital Plan Rule.

During January and February, 2014, Zions executed the sales of the 35 CDO securities that were identified for sale as of December 31, 2013; as of that date these securities had a total par value of $631 million and amortized cost of $282 million.  Market conditions continued to improve in January and February, and Zions realized total proceeds on these sales of $347 million, thus resulting in realized first quarter pre-tax gains of $65 million.  These sales also resulted in a 36% reduction in nonperforming CDOs compared to December 31, as measured by amortized cost.  Pro forma for these sales, Zions estimates that the composition of its CDO portfolio, and the change since year-end, are as follows:

(Amounts in millions)	No. of	Par	Amortized	Carrying
	tranches	amount	cost	value

Performing CDOs
Predominantly bank CDOs	23	$ 687	$ 617	$ 499
Insurance CDOs	19	362	359	292
Other CDOs	-	-	-	-
Total performing CDOs	42	1,049	976	791

Reduction Amount from December 31, 2013	(6)	$ (114)	$ (80)	$ (80)
Reduction % from December 31, 2013	(13%)	(10%)	(8%)	(9%)

Nonperforming CDOs 1
Credit impairment prior to last 12 mo.	17	323	245	161
Credit impairment during last 12 mo.	11	222	109	69
Total nonperforming CDOs	28	545	354	230

Reduction Amount from December 31, 2013	(27)	$ (517)	$ (202)	$ (202)
Reduction % from December 31, 2013	(49%)	(49%)	(36%)	(47%)

Total CDOs	70	$ 1,594	$ 1,330	$ 1,021

Reduction Amount from December 31, 2013	(33)	$ (631)	$ (282)	$ (282)
Reduction % from December 31, 2013	(32%)	(28%)	(17%)	(22%)

1 Defined as either deferring current interest ("PIKing") or OTTI.

Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select western U.S. markets with combined total assets exceeding $55 billion. Zions operates its banking businesses under local management teams and community identities in 10 western and southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services and is a consistent recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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